Exhibit 10.11

NUZEE, INC.
STOCK OPTION AGREEMENT

(2019 Stock Incentive Plan)

Type of Option (check one):

[ ] Incentive	[ ] Nonqualified

This Stock Option Agreement (the “Agreement”) is entered into as of [Date], by and between NuZee, Inc., a Nevada corporation (“the Company”), and [Name] (“Optionee”) pursuant to the Company’s 2019 Stock Incentive Plan (the “Plan”). Any capitalized term not defined in this Agreement shall have the same meaning ascribed to it in the Plan.

1. Grant of Option. The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of [number (xx)] shares of the Common Stock of the Company (the “Shares”) at a purchase price $[ ] per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code. If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified” is checked, then this Option shall to that extent constitute a nonqualified stock option.

2. Vesting of Option. No portion of this Option may be exercised until such portion shall have become exercisable. The grant date of the Option shares is [Date] (the “Grant Date”). The right to exercise this Option shall vest as to 50% on the Grant Date and as to 25% on each of the first two anniversaries of the Grant Date. Those options will be fully vested on [Date]. For the avoidance of doubt, for each 100 shares granted: 50 will vest on [Date]; 25 on [Date]; and 25 on [Date].1

No additional Shares shall vest after the date on which Optionee’s relationship as a Service Provider terminates, but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of Shares that have vested as of the date on which Optionee’s relationship as a Service Provider terminates.

3. Term of Option. Optionee’s right to exercise this Option shall terminate upon the first to occur of the following:

a.	the expiration of ten (10) years from the date of this Agreement;

b.	the expiration of three (3) months from the date of termination of Optionee’s relationship as a Service Provider if such termination occurs for any reason other than permanent Disability or death; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(d) below shall apply;

c.	the expiration of twelve (12) months from the date of termination of Optionee’s relationship as a Service Provider if such termination is due to permanent Disability of Optionee;

d.	the expiration of twelve (12) months from the date of termination of Optionee’s relationship as a Service Provider if such termination is due to Optionee’s death or if death occurs during the three month period following termination of Optionee’s relationship as a Service Provider pursuant to Section 3(b) above, as the case may be;

1 Note to Draft: The vesting schedule may be changed to reflect the actual terms of the award.

e.	upon the consummation of a Change in Control, unless otherwise provided pursuant to Section 8 below; or

f.	Optionee’s relationship as a Service Provider is terminated for Cause;

4. Exercise of Option. On or after the vesting of any portion of this Option in accordance with Sections 2 or 8 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

a.	A written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

b.	A payment of the exercise price for Shares the Optionee is purchasing, to the extent permitted by law, in one of the following forms:

i.	A check or cash;

ii.	In the event of net exercise, by exchanging a number of Options for a number of Shares, such number of Shares to be determined by a) multiplying the number of Options being exchanged by b) the number arrived at by subtracting the exercise price of the Option from the closing price of the stock on the date of exercise and c) dividing the result by the closing price of the Shares on the date of exercise.

iii.	A combination of (i) and (ii) above.

c.	Any check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise of this Option unless the Company and Optionee shall have made arrangements for the withholding of Shares issuable upon exercise of this Option or the delivery of Shares previously owned by the Optionee in accordance with the terms of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

d.	Any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares upon exercise of the Option (and any subsequent resale of the Shares) will be in compliance with applicable laws and regulations.

The Shares issued upon exercise of the Option shall be transferred to Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such transfer and with the requirements of this Agreement and the Plan. The determination of the Committee as to such compliance shall be final and binding on Optionee.

5. Death of Optionee; No Assignment. The rights of Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If Optionee’s relationship as a Service Provider terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 above, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of Optionee (individually, a “Successor”) shall succeed to Optionee’s rights and obligations under this Agreement. After the death of Optionee, only a Successor may exercise this Option.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, the Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee. Optionee acknowledges receipt of a copy of the Plan.

7. Adjustments Upon Changes in Capital Structure. In the event that the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Committee to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of Optionee under this Option, in accordance with the provisions of the Plan.

8. Change in Control. In the event of a merger, consolidation or similar transaction directly or indirectly involving the Company that results in a Change in Control of the Company:

a.	Notwithstanding Section 2 above, the right to exercise this Option shall accelerate automatically and vest in full effective as of immediately prior to the consummation of such a Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or new options or new incentives are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate, the Committee in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference between: (x) the value of the cash or other property that Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate, the Committee shall cause written notice of the Change in Control transaction to be given to Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

b.	The vesting of this Option shall not accelerate if and to the extent that:

i.	this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or

ii.	this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with new incentives containing such terms and provisions as the Committee in its discretion may consider equitable. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new option shall remain the same as nearly as practicable and in a manner satisfying the provisions of Sections 409A and 424 of the Code.

c.	If the provisions of subsection (b) above apply, then this Option, the new option or the new incentives shall continue to vest in accordance with the provisions of Section 2 above and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3 above. However, in the event of an Involuntary Termination (as defined below) of Optionee’s relationship as an Outside Director on or following such Change in Control, then vesting of this Option, the new option or the new incentives shall accelerate in full automatically effective upon such Involuntary Termination.

d.	As defined and used for purposes of this Agreement, the following terms shall have the meanings set forth below:

i.	“Involuntary Termination” shall mean the termination of Optionee’s relationship as a Service Provider by any reason other than the Optionee’s voluntary resignation (unless such resignation is at the request of the acquirer in which case the Optionee’s termination will deemed involuntary).

ii.	A “Change in Control” of the Company (A) shall be as defined in Section 13.6(a) or 13.6(c) of the Plan, and (B) shall not have the meaning given under Section 13.6(b) of the Plan.

9. No Agreement to Employ. Nothing in this Agreement shall be construed as granting to Optionee any right with respect to the continuance of any relationship that Optionee might have as a Director, Consultant or Employee. To the extent applicable, the right of the Company to terminate at will Optionee’s employment or service relationship at any time (whether by dismissal, discharge or otherwise), with or without Cause, is specifically reserved.

10. Rights as Stockholder. Optionee (or Successor) shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any of the Shares unless and until this Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to Optionee, and Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, Optionee shall have full voting, dividend and other ownership rights with respect to such Shares for which the Option has been exercised.

11. Market Stand-Off Agreement. If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company’s securities, Optionee hereby agrees that it shall not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares held by Optionee immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company or the managing underwriter for such offering, which period shall not exceed one hundred eighty (180) days following the effective date of the public offering. Optionee further agrees to execute such agreements as may be reasonably requested by the Company or the managing underwriter for such offering that are consistent with this Section 11 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

12. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, (or by such other method as the Committee may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: General Counsel, and if to Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

13. Governing law. The validity, construction, interpretation, and effect of this Agreement shall be governed by and determined in accordance with the laws of the State of Nevada.

14. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

15. Captions and Section Headings. Captions and section headings used herein are for convenience only, and are not part of this Agreement and shall not be used in construing it.

16. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.

17. Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the date first above written.

NUZEE, INC.	OPTIONEE

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Stock Option Agreement]